SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT is entered into as of this 10th day of February, 2015 by and between Petrone Worldwide, Inc., a Nevada corporation (the “Company”) and Victor Petrone, the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and sole director of the Company (“Petrone”).

WHEREAS Victor Petrone, the President/Chief Executive Officer, Secretary, Treasurer/Chief Financial Officer and a member of the Board of Directors (“Petrone”), has incurred substantial time in providing services to the Company before and subsequent to the filing of its registration statement on Form 10 in June 2014, which have advanced the Company and its business operations including, but not limited to: (i) establishing considerable number of contacts and contractual arrangements involving the importing and exporting industry of hotel guest room amenities and furniture and international hospitality; (ii) providing specialized knowledge and consulting services to the Company on operational strategies and management and traveling extensively internationally; (iii) establishing and maintaining public and investor relations; (iv) establishing procedures to ensure compliance with accounting standards, rules and regulations relating to a public company; (v) preparation and filing of the registration statement and all subsequent associated reports and coordination of edgar filings; and (vi) working with market makers regarding trading on the open market in a number of different markets and obtaining financing (collectively, the "Services");

AND WHEREAS the Company and Petrone had a verbal agreement commencing September 1, 2014 that Petrone would be paid a monthly fee of $50,000 as compensation for the Services, which the Company has incurred $150,000 due and owing to Petrone during the last quarter of fiscal year 2014 (the "Debt");

AND WHEREAS, the Company and Petrone settled their differences regarding the Debt and desire to enter into this settlement agreement dated February 10, 2015 (the "Settlement Agreement"), pursuant to which the Company has agreed to settle the amount due and owing of $150,000 for September 1, 2014 through December 31, 2014 by the issuance of its shares of restricted common stock at a per share price of $0.01;

AND WHEREAS Petrone desires to convert the Debt and accept the issuance of 15,000,000 shares of restricted common stock of the Company as full and complete satisfaction of the Debt;

AND WHEREAS the Company and Petrone desire to release one another from any and all further liability as related to the aforesaid Debt; and

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AND WHEREAS the Board of Directors of the Company by unanimous written consent dated February 10, 2015 has approved the execution of this Settlement Agreement and the issuance of the 15,000,000 shares of restricted common stock to Petrone as settlement of the Debt.

NOW THEREFORE, in consideration of the aforesaid recitals and mutual promises contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1. The Company agrees to issue to Petrone 15,000,000 shares of its restricted common stock, at $0.01 as of February 10, 2015, as full and complete satisfaction and payment of the Debt.

2. Petrone agrees to accept the issuance of 15,000,000 shares of the restricted common stock of the Company as full and complete satisfaction and payment of the Debt.

3. The Company and Petrone shall agree to release each other and forever discharge any and all claims, manner of actions, whether at law or in equity suits, judgments, debts, liens, liabilities, demands, damages, losses, sums of money, expenses or disputes, known or unknown, fixed or contingent, which it now has or may have hereafter, directly or indirectly, individually or in any capacity against each other, their successors and assigns, as well as its present or former owners, directors, officers, stockholders, employees, agents, heirs, by reason of any act, omission, matter, cause, or thing whatsoever, from the beginning of time to, and including the date of the execution of this Agreement, relating to the aforesaid Debt.

4. Petrone acknowledges that the issuance of the 15,000,000 shares of restricted common stock: (i) has not been registered under the Securities Act of 1933, as amended (the “1933 Securities Act”); (ii) is in reliance on the exemption provided by Section 4(2) of the 1933 Securities Act; (iii) are being acquired solely for Petrone’s own account without any present intention for resale or distribution; (iv) will not be resold without registration under the 1933 Securities Act or in compliance with an available exemption from registration, unless the shares of common stock are registered under the 1933 Securities Act and under any applicable state securities law or an opinion of counsel satisfactory to the Company is delivered to the Company to the effect that any proposed distribution of the shares of common stock will not violate the registration requirements of the 1933 Securities Act and any applicable state securities laws; and (v) that Petrone understands the economic risk of an investment in the common stock and has had the opportunity to ask questions of and receive answers from the Company’s management concerning any and all matters related to the acquisition of the common stock.

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5. This Settlement Agreement shall be effective as of February 10, 2015 and shall be binding upon and insure to the benefit of the parties hereto and their respective successors.

Date: February __, 2015	Petrone Worldwide Corp. By: _________________________________ Victor Petrone, President/Chief Executive Officer

Date: February __, 2015	_____________________________________ Victor Petrone

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